Exhibit 23.1

Consent of Independent Auditors

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-212052) of our report dated March 2, 2017, relating to the financial statement of NexPoint Residential Trust, Inc.’s Houston Portfolio for the year ended December 31, 2015, included in the Amendment No. 1 to NexPoint Residential Trust Inc.’s Current Report on Form 8-K filed with the SEC on March 14, 2017.

/s/ Aprio, LLP

Atlanta, Georgia

March 14, 2017